Exhibit 99.2

Spectrum Brands and HRG Group Complete Previously Announced Merger

Spectrum Brands Holdings, Inc. Continues as the Successor Company

MIDDLETON, WI, July 13, 2018 – Spectrum Brands Holdings, Inc. (NYSE: SPB) (“Spectrum Brands”), a global consumer products company offering a broad portfolio of leading brands and focused on driving innovation and exceptional customer service, today announced the completion of the previously announced merger between Spectrum Brands and HRG Group, Inc. (“HRG Group”). Following the closing, Spectrum Brands continues as the successor to HRG Group under the name Spectrum Brands Holdings, Inc. Spectrum Brands’ common stock will continue to trade under the ticker “SPB” on the New York Stock Exchange.

The closing of the transaction follows overwhelming approval from shareholders of both Spectrum Brands and HRG Group at their respective Special Meetings of Shareholders held today.

The combination of Spectrum Brands and HRG Group creates an independent company with a more widely distributed shareholder base, meaningfully increased trading liquidity in its common stock and an independent governance structure. The combination provides HRG Group shareholders with the ability to participate in the upside potential of the combined company while receiving unlocked value from the merger.

“I would like to take this opportunity to welcome our new shareholders and thank them, and our existing shareholders, for their support,” said David M. Maura, Executive Chairman and Chief Executive Officer of Spectrum Brands. “With this combination completed, Spectrum Brands is well positioned to continue its transformation and deliver on the Company’s long-term potential. Looking ahead, we remain focused on driving meaningful operational improvements across all of our business units and completing our stated asset divestitures to transform into a faster growing, higher margin business. We will serve our customers, employees and stakeholders with renewed energy and focus as we continue as an independent company.”

The combined company’s headquarters will remain in Middleton, Wisconsin, and the current Spectrum Brands management team will lead the combined company. In addition, the combined company will be led by the current Spectrum Brands board following Mr. Ehsan Zargar’s resignation and the appointment of Mr. David Harris, an independent director nominated by Jefferies Financial Group Inc. (formerly Leucadia National Corporation), a large stockholder of the combined company.

As previously announced on February 26, 2018, under the terms of the merger agreement, at the closing of the merger HRG Group implemented a reverse stock split such that HRG Group shareholders received in the aggregate a number of shares of the combined company equal to the number of shares of Spectrum Brands currently held by HRG Group prior to the merger, subject to certain adjustments. Spectrum Brands shareholders received one newly issued share of the combined company for each share of Spectrum Brands that they owned prior to the combination. For more information regarding the merger, including the stock split, please refer to the definitive proxy statement dated June 12, 2018 and filed with the Securities and Exchange Commission.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global consumer products company offering a broad portfolio of leading brands and focused on driving innovation and exceptional customer service. . The Company is a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in approximately 160 countries. Based in Middleton, Wisconsin, Spectrum Brands Holdings generated net sales from continuing operations of approximately $3.0 billion in fiscal 2017. For more information, visit www.spectrumbrands.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain matters discussed in this release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate,” “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) any delay or inability of the combined company to realize the expected benefits of the merger; (2) changes in tax laws, regulations, rates, policies or interpretations; (3) the risk of unexpected significant transaction costs and/or unknown liabilities; (4) potential litigation relating to the merger; (5) the outcome of Spectrum Brands’ previously announced transaction to sell the Global Battery and Lighting Business and exploration of strategic options for Spectrum Brands’ Appliances business, including uncertainty regarding consummation of any such transaction or transactions and the terms of such transaction or transactions, if any, and, if consummated, Spectrum Brands’ ability to realize the expected benefits of such transaction; (6) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (7) the potential disruption to Spectrum Brands’ business or diverted management attention, and the unanticipated loss of key members of senior management or other employees, in each case as a result of the merger, the previously announced transaction to sell Spectrum Brands’ Global Battery and Lighting Business, in connection with the strategic options for Spectrum Brands’ Appliances business or otherwise; and (8) general economic and business conditions that affect the combined company following the merger. Risks that could cause actual risks to differ from those anticipated as of the date hereof include those discussed herein, those set forth in the combined securities filings of Spectrum Brands and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K, as amended, as updated in subsequent Quarterly Reports on Form 10-Q and those set forth in the securities filings of HRG Group, including its most recently filed Annual Report on Form 10-K.

Spectrum Brands also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this report. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Spectrum Brands Holdings, Inc.

Investor/Media Contact:

Dave Prichard

608-278-6141